ANDRX ENTERS INTO ALLIANCE FOR GENERIC LOVENOX WITH AMPHASTAR

FORT LAUDERDALE, FLORIDA, May 4, 2005 – Andrx Corporation (Nasdaq: ADRX) (“Andrx” or the “Company”) announced today that it has entered into an agreement to obtain certain exclusive marketing rights for both strengths of Amphastar Pharmaceuticals, Inc.’s (“Amphastar”) proposed generic version of Lovenox®, Aventis Pharmaceuticals, Inc.’s (“Aventis”) enoxaparin sodium injectable product. Amphastar submitted its Abbreviated New Drug Application (“ANDA”) for generic Lovenox to the FDA in March 2003. Amphastar’s product is the subject of a patent infringement lawsuit filed by Aventis, and the 30-month stay imposed by law, which runs through February 2006. Lovenox is indicated for the prevention of deep vein thrombosis in certain patients undergoing abdominal surgery and knee or hip replacement surgery, and for the prevention of certain cardiovascular events. According to IMS Health data, Lovenox generated total 2004 U.S. sales of approximately $1.5 billion.

Andrx’s marketing rights generally extend to the U.S. retail pharmacy market, representing approximately 30% of total Lovenox sales. To obtain such rights, Andrx paid $4.5 million upon execution of the agreement and will make an additional $5.5 million payment to Amphastar once certain milestones relating to the product are achieved, including obtaining FDA marketing approval and a favorable resolution of the pending patent litigation. In exchange, Andrx will receive up to 50% of the net profits, as defined, generated from sales of Amphastar’s product in the retail pharmacy market. Under certain specified conditions, Andrx has the right to receive a refund of the amounts it paid to Amphastar.

Larry Rosenthal, Andrx Pharmaceuticals, Inc. President stated, “This agreement allows Amphastar to utilize Andrx’s generic sales, marketing and distribution capabilities for its generic Lovenox product and is part of our strategy to externally leverage Andrx’s core capabilities, both domestically and internationally.”

About Andrx Corporation:

We are a pharmaceutical company that:

•	develops, manufactures and commercializes generic versions of controlled-release, niche and immediate-release pharmaceutical products, including oral contraceptives;

•	distributes pharmaceuticals, primarily generics, which have been commercialized by others, as well as our own, primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices; and

•	develops and manufactures pharmaceutical products for other pharmaceutical companies, including combination products and controlled-release formulations utilizing our patented technologies and formulation capabilities.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein or which are otherwise made by or on behalf of the Company that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to, the approval of Amphastar’s ANDA for generic Lovenox or the outcome of the litigation or commercial success of such product; the Company’s dependence on a relatively small number of products; licensing revenues; the timing and outcome of litigation and future product launches; government regulation; competition; manufacturing capacities, safety issues, output, and our manufacturing and quality processes. Andrx Corporation is also subject to other risks detailed herein or detailed from time to time in its filings with the U.S. Securities and Exchange Commission. Andrx disclaims any responsibility to update the statements contained herein.

This release and additional information about Andrx Corporation is also available on the Internet at: http://www.andrx.com.

Contacts:

Allison Tomek Investor Relations Manager
Andrx Corporation Phone: 954-382-7696

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